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                                                                       EXHIBIT 1

                             JDN REALTY CORPORATION
                            (a Maryland corporation)

   2,000,000 Shares of 9 3/8% Series A Cumulative Redeemable Preferred Stock,
                            par value $.01 per share

                    (Liquidation Preference $25.00 per share)

                                 TERMS AGREEMENT
                                 ---------------


                                                      Dated:  September 10, 1998

To:      JDN Realty Corporation
         359 E. Paces Ferry Road
         Suite 400
         Atlanta, GA  30305

Ladies and Gentlemen:

                  We, the below listed underwriters (the "Representatives"), understand that JDN Realty Corporation (the "Company") proposes to issue and sell shares of 9 3/8% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Shares" or "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, each of the underwriters named below (the "Underwriters") offers to purchase, severally and not jointly, the respective numbers of Initial Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names, and a proportionate share of Option Underwritten Securities (as defined in the Underwriting Agreement referred to below) to the extent any are purchased, at the purchase price per Series A Preferred Share set forth below.

                                                    Number of Shares of Initial
           Underwriter                                Underwritten Securities
           -----------                                -----------------------
A.G. Edwards & Sons, Inc.                                      845,000
J.C. Bradford & Co., LLC                                       327,500
Interstate/Johnson Lane Corporation                            327,500
Stifel, Nicolaus & Company Incorporated                        500,000
                                                             ---------
                Total                                        2,000,000
                                                             =========


                  The Underwritten Securities shall have the following terms:

TITLE OF SECURITIES: 9 3/8% Series A Cumulative Redeemable Preferred Stock NUMBER OF INITIAL UNDERWRITTEN SECURITIES: 2,000,000
PAR VALUE:  $.01 per Series A Preferred Share
PUBLIC OFFERING PRICE PER SERIES A PREFERRED SHARE:  $25.00
PURCHASE PRICE PER SERIES A PREFERRED SHARE:  $24.2125



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NUMBER OF OPTION UNDERWRITTEN SECURITIES, IF ANY, THAT MAY BE PURCHASED BY THE
         UNDERWRITERS:  300,000
DELAYED DELIVERY CONTRACTS:  Not authorized
MANAGERS: A.G. Edwards & Sons, Inc., J.C. Bradford & Co., LLC,
         Interstate/Johnson Lane Corporation, Stifel, Nicolaus & Company Incorporated
LIQUIDATION PREFERENCE:  $25.00 per Series A Preferred Share
DIVIDENDS: Cumulative from the date of original issue; payable quarterly on or about the last day of March, June, September and December of each year, when and as declared, commencing September 30, 1998, at the rate of 9 3/8% of the $25.00 liquidation preference per annum (equivalent to a fixed annual dividend of $2.3438 per share); dividends will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized
REDEMPTION: The Series A Preferred Shares are not redeemable prior to September
         15, 2003; on or after September 15, 2003, the Series A Preferred Shares will be redeemable for cash at the option of the Company, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accumulated, accrued and unpaid dividends, if any, to the redemption date; the redemption price for any Series A Preferred Share (other than any portion thereof consisting of accumulated, accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Company of other capital shares (which term includes common stock, preferred stock and other ownership interests) of the Company (whether or not such sale occurs concurrently with such redemption) and from no other source
RANKING: The Series A Preferred Shares will rank senior to any shares of the Company's common stock, par value $.01 per share, with respect to the payment of dividends and the distribution of amounts upon liquidation, dissolution or winding up
VOTING RIGHTS: The Series A Preferred Shares generally will have no voting rights; however, whenever dividends on the Series A Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive), the holders of such shares (voting together as a single class with all other shares of any class or series of stock ranking on a parity with the Series A Preferred Shares which are entitled to similar voting rights) will been entitled to vote for the election of two additional directors of the Company until all dividends in arrears on outstanding Series A Preferred Shares have been paid or declared and set apart for payment; in addition, certain changes to the terms of the Series A Preferred Shares that would be materially adverse to the rights of the holders of Series A Preferred Shares cannot be made without the affirmative vote of holders of at least 66-2/3% of the outstanding Series A Preferred Shares and shares of any class or series of stock ranking on a parity with the Series A Preferred Shares which are entitled to similar voting rights, voting as a single class
LISTING: Application shall be made to list the Series A Preferred Shares on the
         New York Stock Exchange under the symbol "JDNPrA"
CONVERSION: The Series A Preferred Shares are not convertible into or exchangeable for any other securities or property of the Company
MATURITY: The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption
LOCK-UP AGREEMENT: In accordance with Section 3(k) of the Underwriting Agreement
         (incorporated herein by reference), the Company shall not offer, sell, offer to sell,


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         contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any Series A Preferred Shares or any securities convertible or exercisable or exchangeable for any Series A Preferred Shares or other securities of the Company which are substantially similar to the Series A Preferred Shares, for a period of 30 days from the date hereof in each case without the written consent of A.G. Edwards & Sons, Inc. (which will not be unreasonably withheld)
CLOSING DATE AND LOCATION:  September 17, 1998, Hogan & Hartson L.L.P., Columbia
         Square, 555 Thirteenth Street, N.W., Washington, DC  20004

         All the provisions contained in the document attached as Annex A hereto entitled "JDN Realty Corporation (a Maryland corporation) -- Common Stock, Common Stock Warrants, Preferred and Debt Securities -- Underwriting Agreement," dated July 30, 1997 (the "Underwriting Agreement"), are hereby incorporated by reference in their entirety herein and, subject to any modifications to such terms set forth below, shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. In furtherance of the foregoing, certain provisions of the Underwriting Agreement hereby are modified as follows:

         (a) by deleting the reference to "$400 million" in the first paragraph thereof and by inserting "$600 million" in lieu thereof;

         (b) by deleting the reference to "(No. 333-22399)" contained in the first sentence of the eighth paragraph thereof in its entirety and to insert "(No. 333-38611, or any successor thereto)" in lieu thereof;

         (c) by deleting the phrase "prior to the execution of this Underwriting Agreement" in the 19th line of the eighth paragraph thereof and by inserting "as of the date of such Registration Statement or Prospectus, as the case may be, and all references to the `Prospectus' shall be deemed to include all documents incorporated by reference therein prior to the termination of the offering of the Underwritten Securities by the Underwriters" in lieu thereof;

         (d) by deleting each reference to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated" and "Merrill Lynch" therein and by inserting "A.G. Edwards & Sons, Inc." in lieu thereof;

         (e) by deleting Paragraph (4) ("Financial Statements") of Section 1 thereof in its entirety and by inserting in lieu thereof the following:

             (4) Financial Statements. The consolidated financial statements of the Company included in the Registration Statement and the Prospectus, together with the related schedules and notes, as well as those financial statements, schedules and notes of any other entity included in the Registration Statement and the Prospectus, present fairly the consolidated financial position of the Company and its subsidiaries, or such other entity, as the case may be, at the dates indicated and the consolidated statements of operations, shareholders' equity and cash flows of the



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          Company and its subsidiaries, or such other entity, as the case may be, for the periods specified; the combined statements of revenue and certain expenses of certain properties acquired or to be acquired by the Company included in the Registration Statement and the Prospectus, together with the related notes, present fairly the combined revenues and expenses of such properties at the dates indicated and are in conformity with the requirements of Rule 3-14 of Regulation S-X promulgated under the 1933 Act; such financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved; the supporting schedules, if any, included in the Registration Statement and the Prospectus, when considered in relation to the basic financial statements taken as a whole, present fairly in accordance with GAAP the information required to be stated therein; any selected financial data and the summary financial information included in the Registration Statement and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement and the Prospectus; and any pro forma consolidated financial statements of the Company and its subsidiaries and the related notes thereto included in the Registration Statement and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements, and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. No other financial statements are required to be set forth or to be incorporated by reference in the Registration Statement or the Prospectus under the 1933 Act or the 1933 Act Regulations;

         (f) by deleting Paragraph (7) ("Good Standing of Subsidiaries") of
Section 1 thereof in its entirety and by inserting in lieu thereof the following:

             (7) Good Standing of Significant Subsidiaries. Each significant subsidiary (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the 1933 Act), if any, and JDN Development (each, a "Significant Subsidiary") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation, has the requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect; except as stated in the Prospectus, all of the issued and outstanding equity securities of each Significant Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable and are owned by the Company, directly or through subsidiaries (except in the case of JDN Development, the outstanding voting common stock of which is owned 99% by J. Donald Nichols and 1% by the Company, and the outstanding non-voting common stock of which is owned 100% by the Company), free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and none of the



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          outstanding shares of capital stock of any Significant Subsidiary was issued in violation of preemptive or other similar rights of any securityholder of such Significant Subsidiary;

          (g) by deleting Paragraph (8) ("Capitalization") of Section 1 thereof in its entirety and by inserting in lieu thereof the following:

              (8) Capitalization. The Company has authorized, issued and outstanding stock as set forth in the Company's Quarterly Report on Form 10-Q filed with the Commission for the period ended June 30, 1998 (except for subsequent issuances of Common Stock pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan, 1995 Employee Stock Purchase Plan, 1993 Incentive Stock Plan and 1993 Non-Employee Director Stock Option Plan). Such shares of capital stock have been duly authorized and validly issued by the Company and are fully paid and non-assessable, and none of such shares of capital stock was issued in violation of preemptive or other similar rights of any securityholder of the Company;

          (h) by deleting Paragraph (23) ("Absence of Further Requirements") of
Section 1 thereof in its entirety and by inserting in lieu thereof the following:

              (23) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations under this Underwriting Agreement or the applicable Terms Agreement or in connection with the transactions contemplated under this Underwriting Agreement, such Terms Agreement or any applicable Indenture or Warrant Agreement, except for the registration of the Underwritten Securities under the 1933 Act or under state securities laws, compliance with the listing requirements of the New York Stock Exchange, or approval of the National Association of Securities Dealers, Inc., if applicable, all of which have been or will be effected in accordance with this Agreement;

          (i) by deleting Paragraph (26) ("Title to Property") of Section 1 thereof in its entirety and by inserting in lieu thereof the following:

              (26) Title to Property. The Company and its Subsidiaries have good and marketable title to all of the properties and assets reflected in the financial statements (or as described in or incorporated by reference into the Registration Statement or Prospectus), in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except (A) as otherwise stated in the Registration Statement and the Prospectus or (B) those which do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries. Except as described in or incorporated by reference into the Registration Statement or the Prospectus, and with respect to other Properties that, singly or in the aggregate, did not account for more than either (i) 10 percent of the total assets on the Company's December 31, 1997 or June 30, 1998 consolidated balance sheets or (ii) 10 percent of the




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          Company's total revenues on the Company's consolidated statements of income for the year ended December 31, 1997 or the six months ended June 30, 1998, no person has an option or right of first refusal to purchase all or part of any Property or any interest therein. All of the leases and subleases material to the business of the Company and its Subsidiaries considered as one enterprise, and under which the Company or any Subsidiary holds Properties described in the Prospectus, are in full force and effect, and neither the Company nor any of its Subsidiaries has received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary of the continued possession of the leased or subleased premises under any such lease or sublease;

          (j) by deleting Paragraph (27) ("Leases") of Section 1 thereof in its entirety and by inserting in lieu thereof the following:

              (27) Leases. Each lease of real property by the Company as lessor is the legal, valid and binding obligation of the lessee in accordance with the terms of such lease (except for such leases as are not material to the business of the Company and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and to the Federal Bankruptcy Code). The rents with respect to the Properties which at present are or remain due and unpaid for more than 30 days are not payable under leases such that, were no further rental payments to be received by the Company under such leases, there would result a Material Adverse Effect. Except as disclosed in or incorporated by reference into the Prospectus and except as would not have a Material Adverse Effect, the Company has no knowledge that any tenant which is responsible for aggregate annualized base rent in excess of $1,200,000 under all of its leases at the Properties is not financially capable of performing its obligations thereunder. The Company occupies its leased properties under valid and binding leases conforming in all material respects to any description thereof set forth in or incorporated by reference into the Registration Statement or Prospectus;

          (k) by deleting the word "and" in the 31st ;line of Paragraph (30) ("Environmental Laws") of Section 1 thereof and by inserting the following in the 34th line thereof after the comma and before the word "the:"

              and (5) a corrective action plan required by the State of Georgia (relating to soil and ground water affected by an underground storage tank release) of the owner of the Golden Gallon site near the Company's Lafayette, Georgia property;

         (l) by renumbering Paragraph (32) ("Tax Compliance") of Section 1 thereof as Paragraph (31) and by adding in the eighth line of such Paragraph after the word "paid" and before the comma the following: "except where failure to pay would not result in a Material Adverse Effect";


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         (m) by deleting the references to "signed" in the third and sixth lines of Paragraph (c) of Section 3 thereof and by inserting "conformed" in lieu thereof; and

         (n) by deleting the words "Merrill Lynch at World Financial Center, North Tower, New York, New York 10281-1201 attention of: Tjarda Clagett, Director" in the second sentence of Section 11 thereof and by inserting the words "A.G. Edwards & Sons, Inc., One North Jefferson Avenue, St. Louis, Missouri 63103, Attention: Syndicate" in lieu thereof.

         The Company represents and warrants to the Underwriters that the representations and warranties of the Company set forth in Section 1 of the Underwriting Agreement, as modified in the preceding paragraph, are accurate as though expressly made at and as of the date hereof.

         The parties hereto agree and acknowledge that the information set forth in the last paragraph on the cover page and in the second paragraph under the caption "Underwriting" in the Prospectus Supplement dated September 10, 1998 constitutes the only information furnished by the Underwriters to the Company for inclusion in the Registration Statement and the Prospectus.

         Except as otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.





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         Please accept this offer no later than 12:00 p.m. (New York City time)
on September 10, 1998 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                        Very truly yours,


                                        A.G. Edwards & Sons, Inc.
                                        J.C. Bradford & Co., LLC
                                        Interstate/Johnson Lane Corporation
                                        Stifel, Nicolaus & Company Incorporated

                                        By:  A.G. EDWARDS & SONS, INC.



                                        By:  /s/ John Moriarty
                                             -------------------------------
                                             Name:  John Moriarty
                                             Title: Vice President


Accepted:

By:  JDN REALTY CORPORATION

        By:  /s/ J. Donald Nichols
             -----------------------------------
             Name:  J. Donald Nichols
             Title: Chairman and Chief Executive Officer







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